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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                          Commission File Number 1-6739
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(Check One):
[ ] Form 10-K   [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

For Period Ended:          9/30/2000
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 [ ]     Transition Report on Form 10-K
 [ ]     Transition Report on Form 20-F
 [ ]     Transition Report on Form 11-K
 [ ]     Transition Report on Form 10-Q
 [ ]     Transition Report on Form N-SAR

         For the Transition Period Ended:
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                Nothing in this form shall be construed to imply
                      that the Commission has verified any
                          information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                        PART I -- REGISTRANT INFORMATION

         Team Communications Group, Inc.
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Full Name of Registrant


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Former Name if Applicable

         11818 Wilshire Blvd., 2nd Floor
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Address of Principal Executive Office (Street and Number)

         Los Angeles, California 90025
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City, State and Zip Code


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                        PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

     [X]      (a)      The reasons described in reasonable detail in Part III of
                       this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]      (c)      The accountant's statement or other exhibit required by
                       Rule 12b-25(c) has been attached if applicable.

                               PART III--NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

EXTRA EFFORT AND TIME IS REQUIRED TO VERIFY FINANCIAL INFORMATION PROVIDED BY INTERNATIONAL SUBSIDIARIES, AS KEY SENIOR MANAGEMENT OF THESE SUBSIDIARIES HAVE HAD SUBSTANTIAL TRAVEL SCHEDULES.



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                           PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Drew Levin                (310)                 312-4400
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              (Name)               (Area Code)         (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                              [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         Team Communications Group, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date       11/13/2000                            By  /s/ DREW LEVIN
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                                                     Drew Levin

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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   Intentional misstatements or omissions of fact constitute Federal Criminal
                         Violations (See 18 U.S.C. 1001)
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                         (Attach Extra Sheets If Needed)